Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q1 2016 Earnings Call

Company Participants:

T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Greetings and welcome to the Lexington Realty Trust First Quarter 2016 Earnings Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation (Operator Instructions). It's now my pleasure to introduce your host, Heather Gentry, Investor Relations for Lexington Realty. Thank you. You may begin.

Heather Gentry:

Hello and welcome to the Lexington Reality Trust First Quarter 2016 Conference Call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on our website at www.LXP.com in the Investor section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call, which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements, are detailed in today's press release and from time to time, in Lexington's filings with the SEC. And include the successful confirmation of any lease, acquisition, build-to-suit financing, disposition or other transaction, or the final terms of any such transaction. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements. Operating performance measures of an individual investment are not presented or intended to be viewed as liquidity or performance measures that present a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

Joining me today to discuss Lexington's First Quarter 2016 results are Will Eglin, Chief Executive Officer; Pat Carroll, Chief Financial Officer and other executive members of management.

With that, I will turn the call over to Will.

Will Eglin:

Thanks, Heather. Welcome everyone and thank you for joining the call today. I'd like to start by discussing our operating results and notable highlights for the first quarter of 2016. We had a great quarter in which we completed approximately $65 million of non-core asset sales and raise cash renewal rents 6.5% on strong leasing volume of 1.7 million square feet. Company funds for operations were $0.30 per diluted share for the quarter, which represents a 3.4% increase over fourth quarter 2015. The increase was primarily due to higher revenues associated with acquisitions, principally the Preferred Freezer and McGuire Woods build-to-suit projects completed in the fourth quarter of 2015 and the Fiat Chrysler Automobiles acquisition in 2016, as well as operating cost savings. We just announced that we sold two additional assets subsequent to the end of the first quarter, which includes the $37.5 million sale of one of our New York City land investments at a 4.1% cap rate. Given the strong first quarter and our expectations for the remainder of the year, we are tightening our 2016 Company FFO guidance to a range of $1.03 to $1.08 per diluted share from a $1.00 to $1.10 per diluted share. Our new guidance still assumes we sell the remaining land investments as of June 30, 2016 at a sub 4.75% cap rate.

Turning to investments in January, we closed on the acquisition of a newly constructed 190,000 square foot industrial facility in Detroit, Michigan for $29.7 million. Initial cash and GAAP yields for the asset are 7.4% and the property is 100% leased for a 20-year term to Fiat Chrysler Automobiles.

During the quarter, we invested approximately $34 million in four ongoing build-to-suit projects. Our expectations are that three of these projects will be completed in 2016 and one will be completed in the first quarter of 2017. These assets will have a weighted average lease term of almost 19 years, and the three wholly owned properties are estimated to add annual rental revenue to the portfolio of approximately $26 million once completed.

After the quarter ended, we signed an agreement to fund the construction of a 165,000 square foot industrial facility in Opelika, Alabama for a maximum commitment of $37.0 million at an initial cash cap rate of 7.05%. The property will be net leased for 25 year term with 2% annual rent bumps to Golden State Foods, one of the largest food service providers to quick service restaurants around the country. We expect the property to be completed in May of 2017.

Investment opportunities remain plentiful, but there continues to be a lot of capital chasing transactions, especially in the purchase market. The build-to-suit market, which remains our most appealing investment choice due to the yield premium we can achieve versus other markets, looks more attractive than it did a year ago with going in cap rates in some cases having moved 100 basis points in our favor.

We are interested in adding to our 2017 pipeline and believe there will be attractive opportunities in the built-to-suit area going forward. That said, we will continue to be very selective and believe that patience and discipline are likely to be rewarded.

On our last call we spent some time discussing our 10 million common share repurchase program. Given where our share price was at the time, we felt that buying back shares offered a compelling value compared to other investment choices. With the upward movement in our stock price, we have not been active since early March in repurchasing shares. We may execute on share repurchases to the extent market volatility creates a more significant discount between our share price and net asset value per share or our projected forward cash flow. For the quarter, we were able to repurchase approximately 1.2 million shares at an average price of $7.56 per share, and since we've authorized the program in July of 2015, we have repurchased a total of 3.4 million shares at an average price of $8.04 per share.

Our disposition plan is fully underway. During the quarter we sold three wholly owned properties for gross proceeds of approximately $58.2 million at a weighted average capitalization rate of 6.5%. This included a car dealership in suburban Houston for $17.6 million and two suburban office assets in Florida and Pennsylvania for approximately $40.6 million. Consistent with our capital recycling objectives, these sales allowed us to further reduce our short-term leased office multi-tenant and specialty retail exposure. The Palm Beach Garden sale in particular represented a favorable outcome as we were able to fully stabilize the property prior to sale and sell it for approximately $30 million. Also during the quarter we disposed of our interest in non-consolidated office investment located in Russellville, Arkansas, receiving $6.7 million in connection with the sale, as well as a vacant land parcel for $400,000. Net gains generated from the sales totaled $22.3 million. As I mentioned previously, we just sold our West 45th Street land investment for gross proceeds of $37.5 million at a 4.1% cap rate, which compares favorably to our $30.4 million purchase price. Additionally, we sold a 100,000 square foot office building tenanted by Apria Healthcare in Lake Forest, California for $19 million at a 7.9% cap rate. Year-to-date disposition gross proceeds total $121.8 million which included $115.1 million of wholly owned assets sold at an average cap rate of 5.9%.

Our expectation is still to be a net seller in 2016, selling an aggregate total of approximately $600 million to $700 million of assets at an average cap rate of 5.75% to 6.5%. We believe we are making good progress with our sales program despite some changes in the credit markets, which we prepared for when creating our disposition plan. Net sale proceeds are expected to range between $300 million and $400 million excluding transaction costs and will be used to fund our investment commitments, retire debt, acquire properties or repurchase stock.

Moving on to leasing, we were very busy this quarter executing three new leases and six lease extensions of approximately 1.7 million square feet to end the quarter 96.7% leased. Leasing spreads were positive for the quarter, up 6.5% on a cash basis and 5.7% on a GAAP basis as a result of strong rents achieved on the majority of our lease renewals. Lease extensions comprised nearly all of this leasing volume with several significant leases signed that were scheduled to expire in 2016 and 2017. This included a five year lease extension with Kraft Heinz Foods Company for approximately 345,000 square feet in Winchester, Virginia, a 10 year lease extension with Siemens Corporation in Milford, Ohio for approximately 221,000 square feet and a 10 year lease extension with Sears and Memphis, Tennessee for 780,000 square feet. Given healthy leasing activity in the first quarter, we have been able to address the majority of our forecasted leasing activity in our initial guidance and we believe that leasing this year will exceed our prior expectations. As discussed on previous calls, we have approximately 745,000 square feet of space expiring in July of this year at our Temperance, Michigan industrial property, which is currently tenanted by Micelin North America. This property is being actively marketed for lease and has generated interest from prospects looking for both partial and full building use.

As of March, 31, 2016, 2016 expirations totaled 1.7 million square feet, only about 2.6% of our GAAP revenue with vacant space totaling 1.5 million square feet. We are hopeful that by the end of 2016, we can address roughly 38% of expiring or vacant square footage through dispositions and leasing. We have active lease negotiations underway on 2 million square feet and are already in the process of negotiating early renewals for half a dozen leases expiring in 2017. As part of our investment strategy, we continue to manage down our shorter-term leases and expand our weighted average lease term, which is approximately 12.7 years on a cash basis and 9.2 years after adjusting our New York City ground parcels lease term to their first purchase option. Our overall lease maturity schedule remains well staggered, providing us cash flow stability and approximately 80% of our revenue is from leases with built in escalations, which is a positive for long-term cash flow growth.

Balance sheet flexibility remains a top priority, so that we may access whichever source of capital is most effective when we needed. As of March 31, 2016, our 2016 mortgage maturities totaled approximately $105 million and have a weighted average interest rate of 5.8%. We have a large unencumbered asset base, which represents 67% of net operating income and we continually look for ways to achieve cost savings through refinancing and extending out our debt maturities to better match our lease expirations. We expect to lock-in some long-term secured financing in 2016 with the goal of paying down our revolving credit facility, which we paid down by $30 million in the first quarter to $147 million.

Before turning the call over to Pat, I'd like to summarize where we are at this point in the year and where we expect to be at year-end. To-date, we have sold approximately $122 million of assets, retired approximately $52 million of secured debt and paid down $33 million of corporate level debt. We still expect our remaining New York City land investments to be sold by the end of June, subject to a $213 million mortgage assumption.

Sources of capital from sales and new long-term secured financing through year-end are expected to be approximately $720 million to $820 million, which we anticipate will be used to retire $325 million of mortgage debt, fund the remaining $215 million of 2016 investment commitments and pay transaction costs with the balance available to pay down our credit lines, repurchase stock or invest in build-to-suit projects and other long-term leased investment opportunities. Portfolio occupancy is expected to stay healthy throughout 2016. If successfully executed, our current plan is expected to reduce our leverage to a range of 6 times to 6.5 times net debt to EBITDA, generate meaningful Company FFO and Company FFO per share in relation to our dividend and share price and further upgrade the quality of our portfolio. Now I'll turn the call over to Pat, who will review our financial results in more detail.

Patrick Carroll:

Thanks, Will. Hello, everyone. Before I get started, just a reminder that a new FASB rule went into effect in 2015 so property sales are no longer reclassified to discontinued operations on the income statement. So income statement fluctuations between periods generally relate to that.

Gross revenues for the quarter ended March 31, 2016 totaled $111.6 million comprised primarily of lease rents and tenant reimbursements, which represented a 3% increase compared to gross revenues of $108.4 million in the first quarter of 2015. The increase relates primarily to revenue generated from our recent property acquisitions and new leases signed, offset by 2015 and 2016 property sales and lease expirations.

For the quarter ended March 31, 2016, we generated Company FFO of $72.1 million or $0.30 per diluted common share compared to $64.5 million or $0.26 per diluted common share for the quarter ended March 31, 2015. Company FFO 2016 guidance was tightened to $1.03 to $1.08 per diluted share from $1.00 to $1.10 per diluted share given a strong first quarter with better visibility on the remainder of the year. This guidance assumes that the three remaining New York City land investments are sold as of June 30, 2016 at a sub 4.75% cap rate and has been modified to reflect that we may not completed the 10 million common share repurchase authorization during 2016. Keep in mind this guidance forward-looking, excludes the impact of certain items and is based on current expectations.

For the quarter ended March 31, 2016, GAAP rents were in excess of cash rents by approximately $13 million, which relates primarily to our New York City land investments. On page 17 of the supplement, we have included our estimates of both cash and GAAP rents for the remainder of 2016 and 2017 for leases in place at March 31, 2016. This disclosure does not assume any kind of tenant re-leasing our vacant space, tenant lease extensions on properties with scheduled lease expirations, property sales or property acquisitions.

For the quarter ended March 31, 2016, same-store net operating income was $75.7 million, a decrease of approximately 6.2% compared to the first quarter of 2015. We believe this decrease is misleading as it relates almost entirely to two leases on properties in which rent was paid semi-annually during the first and third quarters resulting in uneven amounts in 2015. As I've talked about on previous calls, these leases were the reason we had a large shifts historically in GAAP and cash rents by quarter. For 2016, one of these properties has a new tenant, who is paying rent monthly and the second property is currently vacant. If we adjust the 2015 semi-annual rent payments to reflect them as paid as monthly, same store NOI would have increased 0.4%. We believe this is a more appropriate way to view same-store NOI and therefore want to show both presentations on page 18 of the supplemental.

Property operating costs and deal cost expenses decreased $4.5 million in the first quarter of 2016 compared to the first quarter of 2015, primarily due to the sale of some multi-tenanted properties and a reduction in deal costs.

G&A expenses were approximately $7.8 million for the first quarter of 2016. Generally, first quarter G&A tends to run a little higher due to the payment of the annual grants earned by our Board of Trustees and other one-time annual costs. We are still projecting the G&A for 2016 will be comparable to 2015 at approximately $30 million.

Moving on to discuss our balance sheet, we had $123.7 million of cash at quarter-end, including cash classified as restricted. Restricted cash balances relate to money held with agents to complete 1031 exchange transactions and with lenders as escrow deposits on mortgages.

At the end of the first quarter, we had $2.2 billion of consolidated debt outstanding which had a weighted average interest rate of 4.1% of which approximately 93% is at fixed rates including debt currently covered by interest rate swap agreements. In February, 2016, we closed on a 15 year mortgage financing on Gateway Plaza in Richmond, Virginia. The loan bears interest at a fixed rate of 5.2% and it's interest only for 10 years.

The term to maturity matches the lease term of the tenant McGuire Woods. For the quarter ended March 31, 2016, our interest coverage was approximately 3.6 times and net debt-to-EBITDA was approximately 6.5 times. We're targeting a net debt-to-EBITDA of approximately 6 times to 6.5 times at the end of 2016, with a bias toward shrinking our leverage further.

Debt maturities remain well-laddered, as of March 31, 2016 we had approximately $105.4 million of balloon mortgage payments, with an average interest rate of 5.8% coming due this year which are expected to be retired in connection with dispositions, cash from dispositions and financing proceeds. As of March 31, 2016, our unencumbered asset base was approximately $3.2 billion representing 67% of our NOI.

We're still expecting to add $175 million to $200 million of long-term fixed rate debt to the balance sheet and retire shorter term maturities over the course of the year including the 2016 maturing mortgage debt and the amounts outstanding under our revolving credit facility.

During the quarter ended March 31, 2016, we paid approximately $1.2 million in lease costs and approximately $720,000 in tenant improvements. Our TI and leasing costs budget for the remainder of 2016 is approximately $25 million.

In closing, we had investment commitments of about $192 million as of March 31, 2016. More details can be found on page 14 of the supplement on the funding projections for our build-to-suit projects along with our historical NOI recognized on build-to-suit projects that have come on line. Now I'd like to turn the call back over to Will.

Will Eglin:

Thanks, Pat. Operator, I have no further comments at this time. So we are ready for you to conduct the question and answer portion of the call.

Operator

[Operator Instructions]. Sheila McGrath, Evercore ISI.

Sheila McGrath, Evercore ISI:

Good morning to all. I was wondering if you could provide some clarity on FFO or FAD impacts from the ground leases and also on the impact on cash flow and leverage?

Will Eglin:

The ground lease investments generate about $0.04 a share per quarter in FFO, but $0.06 of FAD. So if you think about the sale, if you annualized that FAD number, it's about $5.9 million. So, if we take the proceeds and reinvest in real estate on an unlevered basis, we'll have more FADs than we do now and all the leverage from the land investments will be go on. So we will have shed $242 million without any negative impact on our FAD. So, in our mind, even though we would end up in the back half of the year with lower FFO than we do now, our FAD will continue to be strong and we will have shrunk our leverage considerably.

Sheila McGrath:

And can you help us understand the timings, so the first ground lease sales just recently closed and what are your expectations for the balance of closings?

Will Eglin:

We're still forecasting our mid-year sales of the other three parcels, they're not under contract yet, but we're making good progress.

Sheila McGrath:

Okay. Two other quick questions, on the sale of the first parcel, it looks like you made money on that, could you just discuss maybe the IRR there or how we should think about how that ended up?

Will Eglin:

Recall that it was a pretty highly leveraged investment with not of a large equity investment on our part, but our leveraged IRR will be in the mid-30s on it. So, it worked out quite well if they going in cap rate that we bought that asset forwards 4.93% and we had a rent bumps, so the fact that we can sell it in a 4.1 cap rate, it's a good outcome for us.

Sheila McGrath:

Okay. And last question just on the dividend versus buyback, how are you thinking, will you refrain from a bump in the dividend or how are you think about that?

Will Eglin:

No, I don't think that they have to be mutually exclusive, in fact having executed partly on the buyback makes it more likely that we'll be able to return to dividend growth sooner. In June, it will be two years since we increased the dividend, we did grow the dividend pretty rapidly before that period of time. So, arguably shareholders have had some front loaded yield during this two year period, but everything we've done in the last two years with respect to sales, investing and what we've done with the balance sheet has been designed to put the company back into a position where it increased its dividend annually with a high degree of certainty. So we are inching closer to that date. And we look forward to being able to return to that policy.

Operator:

Todd Stender, Wells Fargo.

Todd Stender - Wells Fargo – Analyst:

Thanks guys. Just on the remaining land leases teed up for sale. Just as a reminder, are there mortgages on those?

Will Eglin:

Yes, Todd they were about $211 million worth of mortgages loan.

Todd Stender:

And in general, is that more difficult for a buyer to assume a mortgage loan, just because it's a ground lease versus a traditional building sale?

Will Eglin:

No, I don't think the type of asset it really impacts it at all.

Todd Stender:

And then just as a reminder, how do you guys look at buying back shares, is it a return that you're looking at or is it simple as saying your shares trade below NAV and it's just a prudent use of capital.

Will Eglin:

It's a combination of the two, in our minds, there is a cost to shrinking the capitalization of the company. So the discount to NAV should be very wide and we believe our share buyback program has to be used during times when the market is really trading our shares poorly and there is an opportunity for us to retire stock in size at really cheap prices. So we still have an authorization out there and we're very optimistic about the direction of the share price, but to the extent we find ourselves in a market that's very weak again, we won't hesitate to buy in stock in size.

Operator:

Craig Mailman, KeyBanc Capital Markets.

Craig Mailman - KeyBanc Capital Markets – Analyst:

Just a follow-up on the buyback question. I know you guys were able to buy back a million shares at a pretty wide discount to NAV, what was the constrain on buying back even more given that discount relative to, where you put the capital to use in the industrial asset in Detroit at a 7.4%.

Will Eglin:

Well, we were blacked out for earnings for a good portion of first quarter and following filing of the 10-K, we were able to buy some stock, but the stock has been on an upward tear since then. And we haven't been chasing it. So there's been many places for us to make an arbitration in our business. One is selling assets and buying in stock. But we can also make an arb selling assets into the auction market this year and selectively committing to some build-to-suit opportunities as well.

Craig Mailman:

And then just one quick one on Detroit, is that a CPI base lease?

Will Eglin:

No, that's a flat rent and it was a build-to-suit that we committed to probably a year in advance of when we closed it Craig, so it's not like the acquisition just showed up in December last year when our stock is very cheap, it had actually been committed to at a previous time.

Craig Mailman:

And then could you just talk to your comment that the build-to-suit markets maybe moved to 100 basis points in your favor. Can you just expand on that, are there any specific markets where it's happening. Is it in industrial only or other kind of pockets?

Will Eglin:

No, in the last six months we've committed to two new transactions in an each case we've thought the going in cap rate was 90 basis points to 100 basis points higher than it would have been a year ago. So it's just been a handful of cases so we'll see where the market goes, but that part of our business has become better for us compared to two year ago.

Craig Mailman:

Was there anything special about those cases, given industrial cap rates more broadly have in some markets compressed further or kind of stayed flat, anything going on there?

Will Eglin:

No, in one was an office building and one was an industrial building. I think it's the forward commitment market, any time there is a concern about the nature of credit markets, the direction of interest rates, etcetera, pricing moves in our favor, just because it's risky for builders not to try to lock in the profits early. So we've seen a little bit of that, that's good for our business. And hopefully, we'll see more opportunity, not less.

Craig Mailman:

And then just lastly, could you talk about the profile of the buyer on the land sale.

Will Eglin:

Not specifically. But that type of investment tends to be popular with pension funds and family office type investors.

Operator:

John Guinee, Stifel.

John Guinee - Stifel – Analyst:

I'm not sure if I'm the right person, but I'll try, first though why the 8:30 AM pajama party?

Patrick Carroll:

We just wanted to get the call done before the market opens.

John Guinee:

Is this going to be the new format?

Will Eglin:

Yes.

John Guinee:

Alright, now I have to get up earlier. And what was the lease term fee of about $2.9 million, which asset was that?

Patrick Carroll:

It's on a combination of assets, John. When a tenant exercises the lease termination, many times they have exercised, but they still have lease term left, meaning they have to pay the money maybe a year or 18 months in advance. So on the GAAP, we have to spread it out over the life of the lease or the remaining lease term. So the handful of them and it's the ones that we talked about generally in the fourth quarter of last year that we disclosed for the lease termination payment. So it's like five or six tenants.

John Guinee:

We apologize for not remembering those tenants from last year's call. Okay. And can you run through just looking at to pages 28 and maybe 32 run through your major tenants and what you think's going to happen in terms of renewal, extension, move-outs, etcetera of the office is on page 28 and the industrial is on page 31.

Will Eglin:

What we've said for 2016, is that there will not be leasing activity. There are several properties that we think will be in the disposition program that's in office. We mentioned Michelin in industrial as vacancy in July and the other industrial property at the end of this year, we think we want to extend.

John Guinee:

About 2017, -- any clarity there?

Will Eglin:

It's a little premature. Typically, we would go lease-by-lease later in the year, but half a dozen of those leases are in negotiation for renewal presently.

John Guinee:

I have one more question, cannot remember what it is, but thank you.

Will Eglin:

You remember and just come back into the queue, John.

Operator:

Gene Lusavin, JPMorgan.

Gene Lusavin - JPMorgan – Analyst:

Thank you. Can you just give a rundown of cap rates and opportunities in the market, we're seeing some compression in the net least based on your competitors?

Will Eglin:

In the forward market, which is our focus, we think we've seen a little bit of widening compared to a year-ago. I will say that one of the sales that we've been executing, we've done very well so far, candidly, and if we can get the three parcels of land sold in Manhattan that will mean two-thirds of our program will be basically done in the first half of the year and we will have executed it at prices that are better than better than we thought when we gave initial guidance. We have seen interest rates come back down and spreads start to tighten in the debt area. So that typically given that net leased properties are long-term lease assets that are very much liked by bonds, that tends to mean that cap rates can compress some.

Gene Lusavin:

Thank you. And focusing on the expense line item as you sell some presumably vacant buildings, what can we expect the run rate coming towards the end of the year?

Will Eglin:

The expenses on the industrial facilities vacant, they are honestly, it's not a lot, it's the multi-tenanted. But I think from a standpoint of tenant reimbursements less the operating expenses. So we look at it as a net number, for 2016, the number could be $18 million to $19 million on a net basis.

Gene Lusavin:

Okay. And are there any credit issues in the portfolio that you can I guess bring to our attention?

Will Eglin:

All our rents have been collected. We do have one tenant in one property that's about a $165,000 a month in rent through during the quarter we did restructure their payment from payments in advance to payment in arrears. They have paid through to-date. But that's the only one I would say in the portfolio from a credit standpoint that we are looking at.

Gene Lusavin:

And final question, are there any step-ups in the leases that we should anticipate this year may be going into effect or step down to that matter?

Will Eglin:

Most of our, about 80% of our leases now have some level of step-ups. We generally range from 1.5% to 2%. So I think from a broad standpoint, you can look at it that way. I don't think there are any significant downs this year.

Gene Lusavin:

But to just contractual rent bumps, okay?

Patrick Carroll:

Yeah, or flat.

Operator:

Jamie Feldman, Bank of America.

Jamie Feldman - Bank of America – Analyst:

I think you have said you feel pretty good about the investment pipeline for the build-to-suits. Can you talk more about the size of that pipeline and then as you're thinking about projects, just how do you think about the geographic diversification for the portfolio going forward. Another one you signed this quarter in Alabama. Just how should we think about that.

Will Eglin:

Well, right now we have about $100 million for delivery to finish funding next year, which is not sizable that's in addition to the $250 million or so that we're committed to fund in the last nine months, this year. So, I mean the pipeline is not growing hugely, it is growing selectively where we think we can find high-quality assets. In the case of the Alabama facility, it's rare to find a 25-year lease with such a sizable credit behind the lease and with annual escalations. So there is huge value in the 25-year lease in that case, then we will continue to build out our build-to-suit business that will probably become more diversified over time from a location standpoint, but that will be driven by where corporations want to build and how long the lease, they're willing to commit to.

Jamie Feldman:

So how the current pipeline, investable pipeline -- you're ramping it up so much, but when you look at the landscape many have taken this business -- working with, what sort of annual start level you think you could maintain?

Will Eglin:

Well, that will be dependent on our own liquidity and balance sheet capacity and cost of capital, but we did $500 million worth of business last year and it's not a stretch, it's a very large market. So and there is lots of opportunity for us.

Jamie Feldman:

Okay. And then just going back to Will's comments and Pat's comment on the guidance. So, it sounds like you did good first quarter, maybe some of the sales are weighing on the back half. Can you just kind of walk through the moving pieces that get you get pretty much keep your mid-point in line with where you were?

Will Eglin:

Yes, I mean the real question, Jamie will be what do we do with cash in the back half of the year. Because the disposition program combined with some, a little bit of long-term financing likely results in cash increasing in the second half of the year end and we've assumed that cash is not invested in our guidance. So if we can find good opportunities to put that cash to work, whether that's in further buyback or other investments, that will be the swing factor with respect to how the second half of the year turns out.

Jamie Feldman:

Okay. So what is your guidance now -- like a year-end cash balance or excess cash?

Will Eglin:

Over $200 million.

Jamie Feldman:

Okay. Great, thank you.

Operator:

(Operator Instructions). John Guinee, Stifel.

John Guinee:

Same guy, John Guinee here. How does this 30, 27, 25, 24 sound good for a quarterly first quarter 30, second quarter 27, third quarter 25, fourth quarter 24.

Will Eglin:

We don't give quarterly guidance John.

John Guinee:

Well, you could, if you wanted to.

Will Eglin:

We could if we wanted to, but we think you’re very capable of modeling the company based our disclosure and our comments.

John Guinee:

Well, it looks like you have some steady deliveries of your build-to-suits in 2Q, 4Q and 1Q 2017. So it looks like there is just momentary low before Lake Jackson hits. Is that an early or late 4Q stabilization.

Patrick Carroll:

November.

John Guinee:

November, okay. And then essentially the story here on the arb is you're going to sell at a 4.75% cash cap rate, is that roughly a 14% GAAP cap rate to buy that about in eight.

Will Eglin:

Yes, that's about right.

John Guinee:

Okay, great.

Will Eglin:

John. Keep your eye on FAD, because our FFO has been obviously inflated by the GAAP revenue on the ground lease investments. So, you're right to point out that FFO will be lower in the back half of this year compared to now. But the underlying cash flows of the company should be solid.

Operator:

Thank you. Ladies and gentlemen, we have no further questions in queue at this time, I would like to turn the floor back over to management for closing comments.

Will Eglin:

Thanks again, everyone. And if you have any questions please don't hesitate to reach out to us.

Operator:

Thank you, ladies and gentlemen, this does conclude the teleconference for today. You may now disconnect your lines at this time. Thank you for your participation and have a wonderful day.